Exhibit 99.1

Venu Holding Corporation Reports Third Quarter 2025 Financial Results

Total assets increased to $314.8 million, up 76% or $136.3 million, from year-end 2024

Colorado Springs, CO–November 14, 2025– (BUSINESS WIRE) – Venu Holding Corporation (“VENU” or the “Company”) (NYSE American: VENU), the visionary owner, operator and builder of upscale live music venues and premium hospitality destinations, announced today results for its third quarter and the nine-month period ended September 30, 2025.

“This quarter marks a defining moment for VENU,” said J.W. Roth, Founder, Chairman, and Chief Executive Officer of VENU. “From day one, we said we would do things differently and that we would dream bigger, move faster, and build smarter. Now we’re watching that vision take shape across every part of the business. Fans, investors, artists, creators, and peers across the industry have shown unwavering confidence in what we’re building. We’ve welcomed globally recognized artists as shareholders and advisors, strengthened relationships with municipalities across the nation, and watched ownership in VENU grow beyond expectations. This quarter shows the strength of our model, and the market is ready for the new era we’re ushering in.

“We are deep into a major content evolution, creating programming that’s immersive, unexpected, and powered by our multi-seasonal, multi-configurational technology. Our new ‘omni-content’ strategy aims to keep venues active and relevant year-round with residencies, theatrical productions, and original in-house shows above and beyond typical concert and private event programming. To move this initiative forward, we took steps toward a strategic partnership with Primary Wave Music, the leading publisher of iconic and legendary music, to bring artist-inspired experiences to its premium entertainment venues nationwide. Marking a significant leap forward in our ability to deliver bold, high-impact content.

“We expanded our national footprint by welcoming two globally recognized artists, Niall Horan and Dierks Bentley into our shareholder family and advisory council. We further elevated our presence on the global stage by presenting the inaugural ‘Billboard Disruptor Award’ in Los Angeles to Khalid, celebrating his vision, which like VENU’s continues to push the industry forward.

“We also demonstrated the financial strength of our model through key real estate milestones. The independent appraisal of our Colorado Springs campus came in at $186 million (1), a 46% increase over cost, reinforcing the underlying value of the platform we’re building. In addition, we executed a sale-leaseback on our primary parking structure, generating over $6.2 million in development profit while maintaining full operational control. These achievements underscore the discipline and scalability of our growth strategy.

“Luxe FireSuite sales are stronger than ever. Since launching our triple-net structure earlier this year, momentum has surged with a $33.5 million year-over-year increase. The program continues to attract investors and music fans nationwide who see the value in our model.

“As we move toward our goal of 40 total locations by 2030, we are equally energized by our municipal pipeline, holding conversations with 48 municipalities across the country interested in making VENU part of their community.

“This was a defining quarter, one that showed VENU is agile, strong, and built for what comes next,” Roth continued. “Our balance sheet is strong and largely unencumbered. We are building a legacy one venue, one artist, one partnership, and one fan at a time. The future is here. We are playing to win. And we are just getting started.”

Financial Highlights for the Third Quarter of 2025 and the Nine-Month Period Ended September 30, 2025

●	Total assets increased to $314.8 million, up $136.3 million or 76%, as of September 30, 2025, from $178.4 million at December 31, 2024.
●	Property and equipment increased to $250.2 million, up $113.0 million or 82%, as of September 30, 2025, from $137.2 million at December 31, 2024.
●	Luxe FireSuite and Aikman Club sales reached $91.1 million through September 30, 2025, up $33.5 million or 58%, from $57.6 million from September 30, 2024. This included sales of Luxe FireSuites through traditional cash sales, fractional financing, and triple-net lease interests in FireSuites.
●	The Company generated net revenue (defined as profit after Venu’s split with AEG Presents Rocky Mountains (“AEG”), the operator of the amphitheater), with receipts from the Company’s naming rights agreements (which are outside of VENU’s AEG partnership agreement), of $1,999,169 compared to $1,606,573 for the three months ended September 30, 2025 and 2024, representing an increase of $392,596 or approximately 24% year over year for the same period.
●	The Company generated net revenue (defined as profit after Venu’s split with AEG, the operator of the amphitheater), with receipts from the Company’s naming rights agreements (which are outside of VENU’s AEG partnership agreement), of $2,768,463 compared to $1,606,573 for the nine months ended September 30, 2025 and 2024, representing an increase of $1,161,890 or approximately 72% year over year for the same period.

Recent Performance Highlights and Announcements.

1.	November

a.	VENU opened Sunset Hospitality Collection in Colorado Springs, the premium destination is anchored by Roth’s Sea & Steak which features fine dining, luxury private event spaces, and Brohan’s cocktail lounge. The new 58,700 sq. ft. complex overlooks the Pollstar-nominated Ford Amphitheater and operates year-round as the company’s largest hospitality destination to date.

b.	The Company completed a $14 million sale-leaseback of its Colorado Springs parking property, generating $6.2 million in development profit. The agreement keeps the asset under VENU’s operational control and includes a fixed price repurchase option within three years.

c.	Global superstar and multi-platinum artist Niall Horan joined VENU as a strategic partner, shareholder, and founding advisory council member, an endorsement that signals powerful validation of VENU’s disruptive, fan-first vision.

d.	J.W. Roth was named to Billboard’s 2025 Touring Power Players List, recognizing his influence in shaping the future of live entertainment. The honor highlights Mr. Roth’s leadership as he drives VENU’s fan-centric vision and expanding footprint.

e.	Billboard and VENU honored Khalid with the inaugural Billboard ‘Disruptor Award’ at the Live Music Summit in Los Angeles. The award, presented by VENU Founder J.W. Roth, recognizes trailblazing artists shaping the future of the music industry.

2.	October

a.	Primary Wave Music and VENU took its first steps toward a strategic partnership to bring legendary music catalogs and artist-inspired experiences to VENU’s venues nationwide. With Primary Wave’s catalog of 200+ iconic artists and hundreds of #1 hits, the collaboration unlocks a powerful pipeline of timeless, high-demand content that will shape VENU’s premium entertainment experiences.

b.	VENU announced the first results of its nationwide real estate appraisal, with its Colorado Springs campus valued at $186 million (1), a 46% increase over cost.

c.	Country superstar Dierks Bentley became a shareholder in VENU and a founding member of its advisory council, lending his artist perspective to the Company’s growth model. Underscoring VENU’s rising influence in live entertainment, and reflects Bentley’s belief in its fan-first, artist-inspired model.

d.	Terri Liebler, VENU’s President of Growth and Strategy, was selected to join the exclusive Rolling Stone Culture Council, recognizing her leadership and innovation in entertainment and brand strategy.

e.	VENU added industry veteran Tommy Ginoza to its live entertainment programming team, bringing nearly 30 years of expertise in concert promotion, talent buying, and marketing. His leadership and entrepreneurial background strengthen VENU’s momentum as the company enters its next phase of growth.

f.	VENU launched its new “Artist 280” travel services, offering first-class private air and travel options for top touring artists through an FAA-certified charter partner.

3.	September

a.	VENU announced it will host the official groundbreaking ceremony for the new 12,500-seat Sunset Amphitheater in El Paso, marking a major milestone in both the company’s national expansion and the city’s cultural growth. The venue, backed by a public-private partnership is expected to become a flagship entertainment destination for the region.

b.	J.W. Roth was named to the 2025 VenuesNow All-Stars list, recognizing his leadership, innovation, and impact in the venue industry. This marks his second time receiving the honor, underscoring his continued influence in shaping the future of live entertainment. Mr. Roth was also accepted into the Forbes Business Council, recognizing his leadership and impact in the live entertainment and consumer sectors.

c.	A strategic partnership with Tixr and VENU was formed to power ticketing and unified commerce across four of its premium music halls nationwide. The collaboration gives fans a modern, customizable buying experience while supporting VENU’s long-term growth and expanded venue network.

d.	VENU announced plans to launch a digital platform in the coming months, creating new memberships and rewards intended to extend its entertainment ecosystem far beyond its venues. The initiative is expected to redefine digital fan engagement as VENU scales to new locations.

e.	Miranda Lambert delivered a landmark benefit performance at VENU’s Ford Amphitheater, drawing one of the venue’s largest crowds to date. The concert raised funds for the Air Force Academy Athletic Corporation and the VENU Arts and Culture Foundation, creating a night of major community impact.

Conference Call Details

Friday, November 14, 2025, at 4:30 p.m. Eastern Time
USA/Canada Toll-Free Dial-In Number:	(800) 715-9871
International Toll Dial-In Number:	+1 (646) 307-1963
Conference ID: 9521412
Conference Call Replay - available through November 14, 2026, at https://investors.venu.live

Source: Venu Holding Corporation

About Venu Holding Corporation

Venu Holding Corporation (“VENU”) (NYSE American: VENU) is a premier owner, developer, and operator of luxury, experience-driven entertainment destinations. Founded by Colorado Springs entrepreneur J.W. Roth, VENU has a portfolio of premium brands that includes Ford Amphitheater, Sunset Amphitheaters, Phil Long Music Hall, The Hall at Bourbon Brothers, Bourbon Brothers Smokehouse and Tavern, Aikman Owners Clubs, and Roth’s Sea & Steak. With venues operating and in development across Colorado, Georgia, Oklahoma, and Texas and a nationwide expansion underway, VENU is setting a new standard for live entertainment.

VENU has been recognized nationally by The Wall Street Journal, The New York Times, Billboard, VenuesNow, and Variety for its innovative and disruptive approach to live entertainment. Through strategic partnerships with industry leaders such as AEG Presents, NFL Hall of Famer and Founder of EIGHT Elite Light Beer, Troy Aikman, Aramark Sports + Entertainment, Tixr, Niall Horan, and Dierks Bentley. VENU continues to shape the future of the entertainment landscape. For more information, visit VENU’s website, Instagram, LinkedIn, or X.

Forward Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Venu believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the company’s filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. Venu expressly disclaims any obligation to update or alter statements whether because of new information, future events or otherwise, except as required by law.

(1) Appraisal Disclosures

These appraisals used the cost basis, income, and comparable sales approaches to valuation and, after reconciliation, came to the appraised values of the properties. These approaches to valuation are commonly used approaches to value for appraisal of commercial properties, as opposed to assigning a valuation on the properties based solely on the cost basis of the properties. The total appraisal for the Colorado Springs campus includes a 5.5-acre parking lot that was later sold through a sale-leaseback transaction in November 2025 for $14 million. At the time of the original appraisal, that parcel was valued at $9.2 million. It is important to understand that the appraisal of VENU’s properties takes into account, among other factors, the valuation of the Company’s real estate and developments at a specific point in time, and the appraised value is subject to (and likely to) change at any time, whether it increases or decreases, and such changes could be caused by macro and micro factors over which we have no control. The appraisal of the property portfolio is only an estimate of its value as to the date of the appraisal and based only on the specific appraisal methodologies and should not be relied upon as a measure of its realized value or the value at which any property could be sold to a third party. Other appraisal methodologies may yield materially different appraised value. Furthermore, the appraised value of the properties differs from the values assigned to it under generally accepted accounting principles in the United Stated (“GAAP”), which require the values of the properties to be valued at their cost basis for financial presentation purposes, and therefore the appraised values represent an unaudited measure that may not represent fair value, as defined under GAAP, and such values and appraisals are not, and will not be, subject to audit or other review procedures by our outside independent accountants.

The opinions expressed in the appraisal are based on estimates and forecasts that are prospective in nature and subject to certain risks and uncertainties. Events may occur that could cause the performance of the properties to materially differ from the estimates utilized by the appraiser, such as changes in the economy, interest rates, capitalization rates, the financial strength of the live-music and entertainment industries, and the behavior of event attendees, investors, lenders, and municipalities. The Company reviews each appraisal of its properties to confirm that the information provided to the appraiser is accurately reflected in the appraisal, but it does not validate the methodologies, inputs, and professional judgment utilized by the certified appraiser.

Contacts

VENU Media and Investor Relations
Chloe Polhamus, cpolhamus@venu.live

VENU HOLDING CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in US Dollars)

	As of
	September 30,	December 31,
	2025	2024
	Unaudited	Audited
ASSETS
Current assets
Cash and cash equivalents	$58,181,816	$37,969,454
Inventories	188,898	225,283
Prepaid expenses and other current assets	2,378,293	850,951
Total current assets	60,749,007	39,045,688
Other assets
Property and equipment, net	250,191,115	137,215,936
Intangible assets, net	161,238	211,276
Operating lease right-of-use assets, net	1,082,434	1,351,600
Investment in EIGHT Brewing	1,999,999	-
Investment in related parties	555,262	550,000
Security and other deposits	68,265	43,015
Total other assets	254,058,313	139,371,827
Total assets	$314,807,320	$178,417,515

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$24,035,687	$7,283,033
Accrued expenses	1,573,016	3,556,819
Accrued payroll and payroll taxes	848,172	262,387
Deferred revenue	2,016,391	1,528,159
Current portion of convertible debt	-	9,433,313
Current portion of operating lease liabilities	344,992	364,244
Current portion licensing liability	223,333	-
Current portion NNN firesuite liability	656,700	-
Current portion of long-term debt	352,367	2,101,501
Total current liabilities	30,050,658	24,529,456

Long-term portion of operating lease liabilities	768,894	1,020,604
Long-term licensing liability and other liabilities	8,826,856	7,950,000
Long-term convertible debt	1,865,115	-
Long-term NNN firesuite liability	10,150,217	-
Long-term debt, net of current portion	56,694,690	14,100,217
Total liabilities	$108,356,430	$47,600,277
Commitments and contingencies - See Note 14
Mezzanine Equity
Contingently Redeemable Convertible Cumulative Series B Preferred Stock, $0.001 par-675 authorized, 675 issued and outstanding at September 30, 2025	$10,125,000	$-
Stockholders’ Equity
Preferred stock, $0.001 par - 5,000,000 authorized, none issued or outstanding	-	-
Common stock, $0.001 par - 144,000,000 authorized, 43,248,732 issued and outstanding at September 30, 2025 and 37,471,465 issued and outstanding at December 31, 2024	43,249	37,472
Class B common stock, $0.001 par - 1,000,000 authorized, 379,990 issued and outstanding at September 30, 2025 and December 31, 2024	379	379
Additional paid-in capital	205,812,053	144,546,368
Accumulated deficit	(83,203,658)	(47,361,208)
	$122,652,023	$97,223,011
Treasury Stock, at cost - 276,245 shares at September 30, 2025 and December 31, 2024	(1,500,076)	(1,500,076)
Total Venu Holding Corporation and subsidiaries equity	$121,151,947	$95,722,935
Non-controlling interest	75,173,943	35,094,303
Total stockholders’ equity	$196,325,890	$130,817,238
Total liabilities and stockholders’ equity	$314,807,320	$178,417,515

VENU HOLDING CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in US Dollars)

Unaudited

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues
Restaurant including food and beverage revenue, net	$2,269,005	$2,740,411	$6,859,098	$8,144,605
Event center ticket and fees revenue, net	2,764,796	2,002,572	5,019,548	4,663,228
Rental and sponsorship revenue, net	350,953	708,992	1,492,573	759,123
Total revenues, net	$5,384,754	$5,451,975	$13,371,219	$13,566,956
Operating costs
Food and beverage	546,672	653,178	1,658,058	1,901,590
Event center	924,061	435,841	2,577,623	1,727,311
Labor	1,157,747	1,152,909	3,275,576	3,358,871
Rent	399,704	333,192	1,174,038	975,756
General and administrative	9,815,684	4,777,577	25,019,942	20,351,859
Equity compensation	1,181,841	671,819	14,406,223	3,927,325
Depreciation and amortization	1,330,893	1,103,720	4,080,668	2,319,513
Total operating costs	$15,356,602	$9,128,236	$52,192,128	$34,562,225

Loss from operations	$(9,971,848)	$(3,676,261)	$(38,820,909)	$(20,995,269)

Other income (expense), net
Interest income (expense)	338,935	(886,211)	(2,567,947)	(2,214,887)
Other expense	(156,362)	-	(202,087)	(2,500,000)
Other income	497,082	35,000	562,406	97,500
Total other income (expense), net	679,655	(851,211)	(2,207,628)	(4,617,387)

Net loss	$(9,292,193)	$(4,527,472)	$(41,028,537)	$(25,612,656)

Net loss attributable to non-controlling interests	(2,930,706)	(595,251)	(5,186,085)	(1,560,398)
Net loss attributable to Venu	(6,361,487)	(3,932,221)	(35,842,452)	(24,052,258)
Preferred stock dividend	103,500	-	120,375	-
Net loss attributable to common stockholders	$(6,464,987)	$(3,932,221)	$(35,962,827)	$(24,052,258)

Weighted average number of shares of Class B common stock, outstanding, basic and diluted	379,990	383,656	379,990	839,116
Basic and diluted net loss per share of Class B common stock	$(0.15)	$(0.13)	$(0.91)	$(0.58)

Weighted average number of shares of Class C common stock, outstanding, basic and diluted	-	20,997	-	9,027,155
Basic and diluted net loss per share of Class C common stock	$-	$(0.13)	$-	$(0.58)

Weighted average number of shares of Class D common stock, outstanding, basic and diluted	-	25,879,401	-	21,805,264
Basic and diluted net loss per share of Class D common stock	$-	$(0.13)	$-	$(0.58)

Weighted average number of shares of Common stock, outstanding, basic and diluted	41,355,312	3,282,150	38,957,034	9,775,099
Basic and diluted net loss per share of Common stock	$(0.15)	$(0.13)	$(0.91)	$(0.58)

VENU HOLDING CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in US Dollars)

	For the nine months ended September 30,
	2025	2024
Net loss	$(41,028,537)	$(25,612,656)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Gain on sale of 13141 BP	(288,668)	-
Equity issued for interest on debt	291,680	448,150
Equity based compensation	14,377,550	3,927,325
Equity issued for services	277,900	7,000,000
Amortization of debt discount	2,092,367	1,985,568
Non cash lease expense	276,967	268,635
Depreciation and amortization	4,080,668	2,319,513
Noncash financing expense	-	2,500,000
Project abandonment loss	-	579,981
Non cash interest and debt discount	(294,523)	-
Changes in operating assets and liabilities:
Inventories	36,385	(41,125)
Prepaid expenses and other current assets	(1,527,342)	(2,332,721)
Security and other deposits	(25,250)	325,026
Accounts payable	16,752,654	3,233,914
Accrued expenses	(2,104,178)	12,439,542
Accrued payroll and payroll taxes	585,785	(14,530)
Deferred revenue	488,232	1,445,026
Operating lease liabilities	(278,763)	(235,641)
Licensing liability	1,100,189	5,100,000
Net cash (used in) provided by operating activities	(5,186,884)	13,336,007
Cash flows from investing activities
Purchase of property and equipment	(76,428,062)	(61,615,767)
Investment in EIGHT Brewing	(1,999,999)	-
Investment in related party	(5,262)	-
Proceeds from sale of 13141 BP	2,627,990	-
Cash acquired in acquisition of 13141 BP	-	74,085
Net cash used in investing activities	(75,805,333)	(61,541,682)
Cash flows from financing activities
Receipt of convertible promissory note	18,000,000	-
Proceeds from NNN firesuite liability	10,757,500	-
Proceeds from municipality promissory note	-	6,200,000
Proceeds from issuance of Contingently Redeemable Convertible Cumulative Series B Preferred Stock	10,125,000	-
Proceeds from issuance of shares	32,949,101	30,426,503
Proceeds from exercise of warrants	345,100	52
Proceeds from sale of non-controlling interest equity	33,730,750	29,900,282
Acquisition of Treasury Stock	-	(1,500,000)
Principal payments on long-term debt	(245,966)	(232,327)
Payment of promissory note	(2,000,000)	-
Payment for personal guarantee on convertible debt	-	(100,000)
Distributions to non-controlling shareholders	(2,456,906)	(893,082)
Net cash provided by financing activities	101,204,579	63,801,428
Net increase in cash and cash equivalents	20,212,362	15,595,753
Cash and cash equivalents, beginning	37,969,454	20,201,104
Cash and cash equivalents, ending	$58,181,816	$35,796,857
Supplemental disclosure of non-cash operating, investing and financing activities:
Cash paid for interest	$390,690	$296,593
Property acquired via promissory note	$37,000,000	$-
Conversion of convertible debt and interest to common equity	$25,928,296	$-
Debt discounts - warrants	$1,486,329	$3,000,140
Accrued preferred stock dividends	$120,375	$-
Property acquired via convertible debt	$-	$10,000,000
Land returned in exchange for termination of promissory note payable	$-	$3,267,000
Right of Use Assets obtained in exchange for operating lease liabilities	$-	$471,476
Debt discount - suite granted to lender	$-	$200,000
Equity issued for origination fee	$-	$100,000